EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Increased Quarterly Cash Distribution, Board Appointments, and First Quarter 2013 Earnings Release and Conference Call Schedule

DALLAS, April 23, 2013 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today that the Board of Directors of its general partner declared an increase in the quarterly cash distribution rate to $0.505 per unit for the quarter ended March 31, 2013, or $2.02 per unit on an annualized basis. The distribution will be payable May 14, 2013 to all unitholders of record at the close of business on May 7, 2013. This represents an approximate 6% increase over the first quarter 2012 cash distribution rate of $0.475 per unit and an approximate 2% sequential increase over the fourth quarter 2012 cash distribution rate of $0.495 per unit.

Newly Appointed Directors

The Partnership also announced that the Board of Directors of its general partner expanded to nine directors, with the appointment of Dr. Michael Wiggins and Mr. Fred Ball, Jr., effective April 22, 2013. Mr. Ball is joining the board as an independent director and a member of the audit committee.

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Dr. Michael Wiggins currently serves as Mid-Con Energy’s Executive Vice President and Chief Engineer. Previously, Dr. Wiggins served as President of William M. Cobb & Associates, Inc. where his expertise included reservoir studies, oil and gas reserve evaluations and audits, improved recovery design, educational courses and litigation support including expert witness services. He has over 30 years of professional experience in academia and the upstream oil and gas industry including drilling, production, and reservoir engineering. Dr. Wiggins is a Distinguished Member of the Society of Petroleum Engineers (“SPE”) and has served on the SPE Board of Directors. Dr. Wiggins earned his Bachelor of Science, Master of Engineering and Ph.D. degrees in Petroleum Engineering from Texas A&M University. Dr. Wiggins is a registered professional engineer in the states of Texas and Oklahoma.

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Mr. Fred Ball, Jr. currently serves as Senior Chairman of the Board for Bank of Texas, a division of BOK Financial Corporation. During his 16 year tenure at Bank of Texas, Mr. Ball has been elected to various executive positions including President, Chief Executive Officer and Chairman. Prior to Bank of Texas, he served as President of Comerica Securities, Inc., a subsidiary of Comerica Incorporated in Detroit. Mr. Ball currently serves on the Board of Directors for BOK Financial Corporation, the National Teachers Associates Life Insurance Company, where he is also a member of the audit committee, and at Southern Methodist University, where he resides on both the Executive Board of the Edwin L. Cox School of Business and the Executive Board of the Lyle School of Engineering. Mr. Ball earned his Bachelor of Science in Engineering and Master of Business Administration from Southern Methodist University.

Earnings Release and Conference Call

Mid-Con Energy will release its financial and operating results for the first quarter ended March 31, 2013 after the market closes for trading on Tuesday, May 7, 2013.

Management will host a conference call on Wednesday, May 8, 2013 at 10:00 a.m. ET (9:00 a.m. CT). Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 53251051) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through May 15, 2013 by dialing 1-855-859-2056 (Conference ID: 53251051). Additionally, a webcast archive will be available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Withholding Information

This release is intended to serve as qualified notice under Treasury Regulation Sections 1.1446-4(b) and (d). Brokers and nominees should treat one hundred percent (100.0%) of Mid-Con Energy’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Mid-Con Energy’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Mid-Con Energy, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the SEC available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com